Exhibit 99

Exhibit A to Mark J. Leschly Form 4

(1)                                  Represents (i) 152 shares of Common Stock held by Rho Management Trust II ("Trust II") and (ii) an aggregate of 5,145,063 shares of Common Stock issued upon conversion of Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock, Series D Convertible Preferred Stock and Series E Convertible Preferred and the issuance of Common Stock in respect of accrued but unpaid dividends issued upon conversion of the Series E Convertible Preferred Stock. The number of shares of Common Stock issued upon conversion and reported in column 5 of Table I consists of shares held by each of the entities listed in the table below:

Holder	Shares Issued Upon Conversion	Shares Issued for Dividends	Total No. of Shares of Common Stock
Rho Ventures IV, L.P	320,540	20,781	341,321 shares
Rho Ventures IV (QP), L.P.	754,631	48,926	803,557 shares
Rho Ventures IV GmbH & Co. Beteiligungs KG	786,434	50,988	837,422 shares
Rho Management Trust II	3,107,909	54,854	3,162,763 shares
Total	4,969,514	175,549	5,145,063 shares

Mr. Leschly is a Managing Member of the general partner of Rho Ventures IV, L.P. and Rho Ventures IV (QP), L.P., a Managing Director of the general partner of Rho Ventures IV GmbH & Co. Beteiligungs KG and a Managing Partner of the investment adviser to Trust II.  Mr. Leschly disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein, and the inclusion of these shares in this report shall not be deemed an admission of beneficial ownership of all of the reported shares for purposes of Section 16 or for any other purpose.

(2)                                  Each share of Series A Convertible Preferred Stock is convertible into 1/8th of a share of Common Stock.

(3)                                  Consists of shares held by Trust II. Mr. Leschly is a managing partner of the investment adviser to Trust II. Mr. Leschly disclaims beneficial ownership of the shares except to the extent of his pecuniary interests therein, and the inclusion of these shares in this report shall not be deemed an admission of beneficial ownership of all of the reported shares for purposes of Section 16 or for any other purpose.

(4)                                  Each share of Series B Convertible Preferred Stock is convertible into 1/4 of a share of Common Stock.

(5)                                  Each share of Series C Convertible Preferred Stock is convertible into 1 share of Common Stock.

(6)                                  Each share of Series D Convertible Preferred Stock is convertible into 1 share of Common Stock.

(7)                                  Each share of Series E Convertible Preferred Stock is convertible into 1.1526 shares of Common Stock.

(8)                                  The number of shares Series E Convertible Preferred Stock reported consists of shares held by each of the entities listed in the table below.  Mr. Leschly is a Managing Member of the general partner of Rho Ventures IV, L.P. and Rho Ventures IV (QP), L.P., a Managing Director of the general partner of Rho Ventures IV GmbH & Co. Beteiligungs KG and a Managing Partner of the investment adviser to Trust II.  Mr. Leschly disclaims beneficial ownership of the shares except to the extent of his pecuniary interest therein, and the inclusion of these shares in this report shall not be deemed an admission of beneficial ownership of all of the reported shares for purposes of Section 16 or for any other purpose.

Holder	No. of Shares of Series E Convertible Preferred Stock
Rho Ventures IV, L.P	278,102 shares
Rho Ventures IV (QP), L.P.	654,721 shares
Rho Ventures IV GmbH & Co. Beteiligungs KG	682,314 shares
Rho Management Trust II	1,438,844 shares
Total	3,053,981 shares

(9)                                  Not applicable.